UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 20, 2005

FIRSTMERIT CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	0-10161	34-1339938

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

III Cascade Plaza, 7th Floor Akron, Ohio	44308

(Address of principal executive offices)	(Zip Code)

(330) 996-6300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
Signature
Exhibit 10.1 Executive Cash Incentive Program

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

     On January 20, 2005, the Board of Directors of FirstMerit Corporation (the “Company”), upon recommendation of the Compensation Committee of the Board of Directors, approved the FirstMerit Corporation Executive Cash Incentive Plan (“Plan”), under which each of the executive officers of the Company, and certain other Company employees as approved by the Compensation Committee from time to time, are eligible to receive annual cash incentive payments (bonuses), based upon achievement of one or more corporate and personal goals. The terms of the Plan are consistent with past practices of the Company with regard to executive incentive compensation. A copy of the Plan is attached as Exhibit 10.1 hereto and incorporated by reference herein.

     Also on January 20, 2005, the corporate and personal performance goals and business criteria were established for 2005 under the Plan for the following five most highly compensated officers of the Company: John R. Cochran, Terrence E. Bichsel, David G. Lucht, Terri L. Cable, and Jack R. Gravo. All of the corporate goals are based on levels of Company earnings per share as described in the Plan. Mr. Cochran’s personal goals include measures of asset quality, customer profitability, and revenue growth. Mr. Bichsel’s personal goals include measures of customer profitability and corporate net income after capital charge. Mr. Lucht’s personal goals include levels of loan charge-offs, loan growth, and net income after capital charge of the lending businesses of the Company. Ms. Cable’s personal goals include net income after capital charge of the wealth management business of the Company. Mr. Gravo’s personal goals include net income after capital charge of the mortgage business of the Company.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits.

Exhibit Number	Description
10.1	FirstMerit Corporation Executive Cash Incentive Plan

Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FirstMerit Corporation
By:	/s/ Terrence E. Bichsel
Terrence E. Bichsel
Executive Vice President and Chief Financial Officer

Date: January 26, 2005